EXHIBIT 8

Tax Opinion Letter of Counsel

HODGSON RUSS LLP
One M&T Plaza, Suite 2000
Buffalo, New York  14203

August 4, 2003

Wilson Greatbatch Technologies, Inc.
9645 Wehrle Drive
Clarence, New York 14031
Ladies and Gentlemen:

          Re: 2¼% Senior Convertible Debentures Due 2012

          We have acted as tax counsel to Wilson Greatbatch Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-3 (the "Registration Statement"), of which the preliminary Prospectus forms a part (the "Prospectus"). The Registration Statement relates to $170,000,000 aggregate principal amount at maturity of the Company's 2¼% Senior Convertible Debentures due 2012 (the "Debentures") and shares of the Company's common stock issuable upon conversion thereof. The Debentures were issued pursuant to an Indenture, dated as of May 28, 2003 (the "Indenture"), between the Company and Manufacturers & Traders Trust Company, as trustee.

          As tax counsel to the Company, we have made such legal and factual examinations and inquiries and obtained such advice, assurances, and certificates as we have deemed necessary and advisable under the circumstances in order to render this opinion, including, but not limited to, an examination of originals or copies of the following:

          (a)     the Registration Statement and Prospectus;

          (b)     the Purchase Agreement, dated May 21, 2003, between the Company and Morgan Stanley & Co. Incorporated, as representative of several purchasers (the "Initial Purchasers"), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers of the Debentures;

          (c)     the Indenture;

          (d)     the form of the Debentures, as attached as an exhibit to the Indenture; and

          (e)     the Registration Rights Agreement, dated as of May 28, 2003, between the Company and the Initial Purchasers.

          The term "Documents" as used in this opinion letter refers to the documents listed in paragraphs (b) through (e) above.

          In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents and certificates and oral and written statements and other information of or from representatives of the Company, its subsidiaries, and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. To the extent it may be relevant to the opinions expressed herein, we have assumed that parties to the Documents other than the Company have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

          On the basis of the foregoing, the Company's representation that, as of the issue date of the Debentures, the likelihood of a contingent interest payment being made on the Debentures during the term of the Debentures is not remote, and certain estimates made by the Company and the Initial Purchasers regarding the present value of contingent payments, and in reliance thereon, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that:

          (1)     The Debentures will be treated as indebtedness of the Company that are subject to the regulations governing contingent payment debt instruments that are contained in Treasury Regulation section l.12754(b); and

          (2)     The statements in the Prospectus under the caption "U.S. Federal Income Tax Considerations," insofar as such statements constitute a summary of the United States federal tax laws referred to therein, accurately summarize in all material respects the United States federal tax laws referred to therein.

          We express no opinions other than those expressed herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

          We hereby consent to the use of this opinion as Exhibit 8 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

HODGSON RUSS LLP

By:	/s/ Richard F. Campbell
Richard F. Campbell